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           BANK OF BOSTON INCREASES COMMON DIVIDEND BY 37 PERCENT TO
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              37 CENTS PER SHARE AND DECLARES PREFERRED DIVIDENDS
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     BOSTON, MA, July 27, 1995 - Bank of Boston Corporation (NYSE:BKB) reported that its Board of Directors today approved an increase in its quarterly dividend on the Corporation's common stock to 37 cents from 27 cents per share. The dividend is payable August 25, 1995 to stockholders of record on August 7, 1995.

     Bank of Boston Chairman and Chief Executive Officer Ira Stepanian said, "Our financial performance continues to be quite strong with second quarter earnings exceeding the prior year's levels by over 40 percent. The significant increase in our common dividend demonstrates our ongoing commitment to improve shareholder returns. This step also brings our payout ratio more in line with our peer group average."

     Separately, the Board declared quarterly dividends on its five outstanding series of preferred stock as follows: $.76 per share for Series A, $.76 per share for Series B, $1.39 per share for Series C, $.5375 per depositary share representing Series E, and $.49219 per depositary share representing Series F. These dividends are payable on September 15, 1995 to stockholders of record on August 15, 1995. The dividend rates on the adjustable rate preferred stocks are 6.00% for Series A, 6.00% for Series B and 5.50% for Series C.

     Bank of Boston Corporation, with assets of $45.3 billion as of June 30, 1995, is New England's only global bank. The Corporation and its subsidiaries provide a broad range of financial services to individual, corporate, institutional and governmental customers, as well as to other banks. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

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